UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2008

ARNO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer
Identification No.)
30 Two Bridges Rd., Suite #270
Fairfield, NJ 07004
(Address of principal executive offices and Zip Code)

(862) 703-7170
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2008, Arno Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Dr. Roger Berlin, pursuant to which Dr. Berlin will serve as the Company’s Chief Executive Officer, effective September 3, 2008 (the “Effective Date”). The Agreement provides for a term of two years, subject to renewal for successive one-year periods. Dr. Berlin was also appointed to the Company’s Board of Directors (the “Board”) as of the Effective Date.

The Agreement provides that Dr. Berlin will receive an initial annualized base salary of $375,000, which amount may be increased by the Board from time to time. Dr. Berlin is also eligible to receive an annual discretionary bonus of up to 50% of his base salary, as determined by the Board. Upon a “Merger” or “Acquisition” (each as defined in the Agreement), Dr. Berlin shall receive a bonus ranging from $100,000 to $500,000, depending on the Company’s aggregate valuation at the time of the transaction. Dr. Berlin is also entitled to participate in the Company’s employee benefits plans, and to receive other customary benefits.

The Agreement further provides that, as of the Effective Date, the Company shall grant to Dr. Berlin 10-year options to purchase a total of 860,000 shares of the Company’s common stock, consisting of 430,000 “Employment Options” and 430,000 “Performance Options.” The right to purchase the shares subject to the Employment Options vests in two equal annual installments of 215,000 shares each on the first two anniversaries of the Effective Date. The right to purchase the shares subject to the Performance Options vests and become exercisable, if at all, upon the achievement of corporate and individual milestones in three installments between December 31, 2008 and the second anniversary of the Effective Date. The Employment Options and Performance Options are exercisable at a price per share equal to the closing price of the Company’s common stock on the Effective Date. In addition, if the Company acquires a “Technology” (as defined in the Agreement) that is first identified by Dr. Berlin, then the Company shall grant to Dr. Berlin additional options (“Technology Options”) to purchase between 100,000 and 400,000 shares of the Company’s common stock, depending on the Technology’s stage of development. All Technology Options shall have terms of 5 years and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. All options awarded to Dr. Berlin pursuant to the Agreement will be evidenced by separate stock option agreements in the Company’s standard form for use under its 2005 Stock Option Plan (the “Plan”).

Notwithstanding the term of the Agreement, either party has the right to terminate the Agreement and Dr. Berlin’s employment at any time. In the event the Company (or its successor) terminates Dr. Berlin’s employment upon a “Change in Control” (as defined in the Plan), he will be entitled to receive (i) his then-current annualized base salary and employee benefits for a period of 360 calendar days (or, if the termination occurs prior to the first anniversary of the Effective Date, for a period of 180 calendar days) following the date of termination; (ii) the performance bonus, if any, that he would have earned for the year in which the termination occurs; and (iii) an acceleration in the vesting of all Employment Options and Performance Options held by him.

If the Company terminates Dr. Berlin’s employment without “Cause,” or if he resigns for “Good Reason” (each as defined in the Agreement), he will be entitled to receive (i) his then-current annualized base salary and employee benefits for a period of 360 calendar days (or, if the termination or resignation occurs prior to the first anniversary of the Effective Date, for a period of 180 calendar days) following the date of termination or resignation; (ii) the performance bonus (or, if the termination or resignation occurs prior to the first anniversary of the Effective Date, one-half of the performance bonus), if any, that he would have earned for the year in which the termination or resignation occurs; and (iii) an acceleration in the vesting of the Employment Options scheduled to vest on the next vesting date following such termination or resignation.

The Agreement contains customary non-disparagement, confidentiality, and assignment of inventions provisions that survive the termination of the Agreement for an indefinite period. The Agreement also contains non-competition and non-solicitation provisions extending from 6 to 12 months after termination of the Agreement.

Dr. Berlin, age 58, has more than 20 years’ experience in the pharmaceutical industry. From 1994 to 2008, Dr. Berlin was employed by Wyeth Consumer Healthcare, a division of Wyeth, holding various positions of increasing responsibility, including service as that division’s President, Global Research & Development, from December 1998 to February 2008. Prior to Wyeth, from 1985 to 1994, Dr. Berlin also held a series of positions of increasing responsibility in clinical research at Merck Research Laboratories, a division of Merck & Co., Inc. Prior to Merck, Dr. Berlin was a physician in private practice in the area of gastroenterology. Dr. Berlin earned his bachelor’s degree from Queens College of the City of New York and his medical degree from Cornell University Medical College.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. A copy of the Company’s press release issued September 3, 2008, announcing Dr. Berlin’s appointment is also attached hereto and incorporated by reference herein as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)             Exhibits.

The following exhibit is filed herewith:

10.1	Employment Agreement by and between Arno Therapeutics, Inc. and Dr. Roger Berlin, dated August 19, 2008.
99.1	Press release issued by Arno Therapeutics, Inc. on September 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2008

Arno Therapeutics, Inc.

By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

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EXHIBIT INDEX

Arno Therapeutics, Inc.
Form 8-K Current Report

Exhibit
Number	Description
10.1	Employment Agreement by and between Arno Therapeutics, Inc. and Dr. Roger Berlin, dated August 19, 2008.
99.1	Press release issued by Arno Therapeutics, Inc. on September 3, 2008.